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WRITTEN COMMUNICATION COMPRISED OF SLIDES SHOWN DURING PRESENTATION TO THE
EMPLOYEES OF PATHOGENESIS DATED AUGUST 15, 2000

SLIDE 0

This slide contains the text "Chiron - Science for Life" accompanied by a Chiron logo, and the date "August, 2000".

SLIDE 1

This slide is entitled "Forward Looking Statement," and contains the following text: "Today's presentation contains both historical information and forward-looking comments. Actual events or results may differ materially from these expectations. For a complete discussion of the factors that may affect operating and financial results, please see Chiron's documents filed with the SEC, including its most recent 10-K and 10-Q."

SLIDE 2

This slide is titled, "Important Information," and contains the following text: "PathoGenesis shareholders should read Chiron's tender offer statement on Schedule TO and PathoGenesis' Solicitation/Recommendation Statement on
Schedule 14D-9 when they are available because they will contain important information. The Schedule TO, the Schedule 14D-9 and other filed documents will be available for free at the Securities and Exchange Commission's website at www.sec.gov. In addition, the Schedule TO will be available from Chiron Corporation, 4560 Horton Street, Emeryville, California, 94608,
Telephone: (510) 655 8729 and the Schedule 14D-9 will be available from PathoGenesis Corporation, 201 Elliott Avenue West, Seattle, Washington, 98119, Telephone: (206) 467-8100. This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of PathoGenesis. The tender offer will be made solely by an offer to purchase and related letter of transmittal to be disseminated upon the commencement of the tender offer."

SLIDE 3

This slide is titled, "Chiron & PathoGenesis - A Global Player in Infection," and contains the logos of each of Chiron and PathoGenesis Corporation.

SLIDE 4

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." It contains the following text:

         - Powerful anti-infectives franchise making a difference in peoples lives

         -    Full line of products in therapeutics, vaccines and blood testing
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         -    Fully integrated US & Europe commercial operations

         -    Comprehensive anti-infective R&D skills & capabilities

         -    Complementary skills, compatible culture and values

         -    Focused on delivering shareholder value

SLIDE 5

This slide contains the Chiron logo, and is titled "Chiron Officers." It contains the text: "Sean P. Lance, Chairman of the Board, Chief Executive Officer; Rajen K. Dalal, Vice President, President Blood Testing Division; William G. Green, Esq., Senior Vice President, General Counsel and Secretary; Paul J. Hastings, President, BioPharmaceuticals; Peder K. Jensen, M.D., Vice President, Head of Development; Joyce A. Lonergan, Vice President, Corporate Development & Investor Relations; Linda W. Short, Vice President, Corporate Resources; David Smith, Controller, Vice President, Finance; James R. Sulat, Vice President, Chief Financial Officer; Lewis T. Williams, M.D., Ph.D., Chief Scientific Officer, President Research and Development."

SLIDE 6

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and presents a table comparing the two companies by categories including "Headquarters," "Research & Development," "Commercial Operations," "Market Cap," and "Employees." The tabular information for Chiron reads as follows: "Headquarters Emeryville, CA; Research & Development Emeryville, Siena; Commercial Operations Amsterdam, Emeryville, Marburg; Market Cap 8.9 B; Employees 3300." The tabular information for PathoGenesis reads as follows: "Headquarters Seattle, WA; Research & Development Seattle, WA; Commercial Operations Skokie, IL, Annandale, NJ, London; Market Cap 500 M; Employees 300."

SLIDE 7

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives" and presents a timeline depicting a sequence of events in the histories of both companies. "1981: Chiron founded;" "1981: HBV antigen for 1st genetically engineered human vaccine;" "1984: Cloned and sequenced HIV genome;" "1987: Cloned HCV genome;" "1988:
Introduced HBV diagnostic blood test;" "1989: Prokeukin-Registered Trademark-approved in EU (kidney cancer);" "1990: First blood test for HCV;" "1991:
Pathogenesis founded;" "1993: Betaseron-Registered Trademark- approved;" "1996: bDNA HIV viral load;" "1997: TOBI-Registered Trademark- approved
(US);" "1999: TOBI-Registered Trademark- approved (UK, Canada, Argentina, Israel);" "1999: NAT adopted by Australian Red Cross Blood;" "2000:
Menjugate-TM- approved UK;" "2000: Fluad-TM- approved in EU."


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SLIDE 8

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and contains the following text:
"Infection: TOBI-Registered Trademark- Cystic Fibrosis; Procleix-TM- eSAS; Menjugate-TM-; Fluad-TM-; 30 vaccines;" "Cancer; Proleukin-Registered Trademark- Metastatic Melanoma; Proleukin-Registered Trademark- Renal Cell Carcinoma; Depocyt-Registered Trademark-;" "Other Opportunities:
Betaseron-Registered Trademark- / Betaferon-TM-; Regranex-Registered
Trademark-."

SLIDE 9

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." It depicts in graph format the progress arrows labeled "Anti-Viral Diagnostics (Blood Testing)," "Anti-Viral/Anti-Bacterial (Vaccines)," "Anti-Bacterial Therapeutics" and "Anti-Viral Therapeutics" along columns labeled "Research," "Development," "Manufacturing" and "Commercial Products." The arrows labeled "Anti-Viral Diagnostics (Blood Testing)," "Anti-viral/Anti-Bacterial (Vaccines)" and "Anti-Bacterial Therapeutics" are shown stretching across all four columns and the arrow labeled "Anti-Viral Therapeutics" is shown stretching across the columns labeled "Research" and "Development," but stopping short of the column labeled "Manufacturing."

SLIDE 10

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." It is titled "Combining Research & Development Strengths" and depicts the respective strengths of each company in a product development cycle. It contains a graphic titled "Anti-Bacterial/Anti-Infective Product Development Cycle" which depicts a band labeled with the logos of each of Chiron and PathoGenesis and containing 9 colored rectangles stretching under the text "Target Discovery -> Drug Discovery -> Pre-Clinical Development -> Clinical Development," with an arrow at the end of the band pointing to a box with the title "New Antibiotic Drugs." In the box is the text, "Respiratory Tract," "Hospital Use," "Broad Spectrum" and "Community Use." A key identifies the color purple with the text "Chiron Strengths" and rectangles labeled "HTS," "Small Molecule Libraries," "Combichem," and "Medicinal Chemistry" within the band are purple. A key identifies the color blue with the text "PathoGenesis Strengths" and rectangles labeled "Molecular Genetics," "Bacterial Genomics," "Animal Pharmacology Models," and "Anti-Bacterial Development Experience" within the band are blue. One rectangle, labeled "Microbiology," is a mixture of both blue and purple.

SLIDE 11

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and depicts graphically the respective strengths of each company in research, develoment, and commercial products. It contains a graphic which depicts a band labeled with the logos of each of Chiron and PathoGenesis and containing 14 colored rectangles stretching under the text, "Reseach -> Development ->


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Commercial Poducts," with an arrow at the end of the band pointing to an area in which a picture of two vials of Menjugate-TM- and a picture of a package of TOBI-Registered Trademark- are located. A key identifies the color blue with the text "Chiron Strengths" and rectangles labeled "Functional Genomics; Small Molecule Drug Discovery; Prophylactic Vaccines; Therapeutic Vaccines; HIV Therapy; Immuno Stimulator; Sepsis Therapy; Prophylactic Vaccines" within the band are blue. A key identifies the color purple with the text "PathoGenesis Strengths" and rectangles labeled "Bacterial Genomics; Microbiology Pharmacology; New Broad Spectrum Antibiotics; Chemistry Mfg.; Inhalation Technology; TOBI-Registered Trademark-" within the band are purple.

SLIDE 12

This slide, titled "Global Employees," contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." It presents two pie graphs under the respective logos of Chiron and PathoGenesis. The pie graph under the Chiron logo has percentages of 53% labeled "US" and 46% labeled "Europe." The pie graph under the Chiron logo has percentages of 84% labeled "US" and 16% labeled "Europe."

SLIDE 13

This slide contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives," and contains a map of the land masses of the world excluding certain polar regions, with color-coded icons resembling beakers situated over certain countries or regions. Beakers labeled "BioPharmaceuticals" are positioned on the United States, Canada, the United Kingdom and Ireland, France, Eastern Europe and the Middle East. Beakers labeled "Vaccines" are positioned on the United States, Argentina, Scandinavia, India and Japan. Beakers labeled "Blood Testing" are positioned on the United States, South Africa, Southeast Asia and Australia.

SLIDE 14

This slide, titled "BioPharma," depicts four arrows stretching eastward over a maps of the United States and Europe. Above the respective maps are the labels "U.S." and "Europe." The first arrow from the top is labeled "Proleukin-Registered Trademark-" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map and a picture of a globe with a graphic representation of a handshake taking place in front the globe, which stands for "Marketing." The second arrow from the top is labeled "TOBI-Registered Trademark-" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map and a picture of a globe with a graphic representation of a handshake taking place in front the globe, which stands for "Marketing." The first and second arrow each point to the words "Chiron" and a Chiron logo featuring a centaur bearing a medical symbol. The second arrow from the bottom is labeled "Betaseron-Registered Trademark-" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map and a graphic of a small pile of paper currency, which stands for "Royalties," over the map of Europe.


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This arrow points to the logos of Schering and Berlex. The arrow at the bottom is labeled "Regranex-Registered Trademark-" and shows a picture of the product, a graphic of an office building or factory, which stands for "Manufacturing," above the U.S. map.. This arrow points to the logos of Johnson & Johnson and Ortho-McNeil.

SLIDE 15

This slide, titled "Vaccines," contains a map of the land masses of the world excluding Antarctica, with countries or regions labeled "Rest of EU," "Germany" and "Italy" projected our from the map in bold color, and the United States and India projected out from the map in grey. Color-coded icons resembling beakers are situated over those countries or regions. A beaker over each of the United States and India represents "Rabies." Beakers over Germany represent "Diphtheria, Tetanus, Acellular Pertussis;" "Mumps, Measles, Rubella;" "Hepatitis A, Hepatitis B;" "Rabies;" "Haemophilus influenza;" "Tick-borne Encephalitis;" and "Flu." Beakers over the rest of EU represent "Diphtheria, Tetanus, Acellular Pertussis;" "Mumps, Measles, Rubella;" "Haemophilus influenza;" "Tick-borne Encephalitis;" "Flu;" "Menjugate." Beakers over Italy represent "Diphtheria, Tetanus, Acellular Pertussis;" "Mumps, Measles, Rubella;" "Hepatitis A, Hepatitis B;" "Rabies;" "Haemophilus influenza;" "Tick-borne Encephalitis;" and "Flu." In the north-east corner of the map is situated the logo for Aventis; in the south-west corner of the map is situated the logo for Riivm; and in the south-east corner of the map is situated the logo for SmithKline Beecham.

SLIDE 16

This slide, titled "Blood Testing," shows two pictures of blood testing apparatuses or equipment and the logo for Johnson & Johnson and a logo containing the text "GEN-PROBE, Pioneering Advances in Healthcare Through DNA Probes."

SLIDE 17

This slide, titled "Leveraging Technology -- Intellectual Property," shows the following headings labeled upon arrows, which are pointing to the text which follows them in bullet point format: "Patents: Alphavirus, HCV, Herceptin;" "Licensing Technology: Non-exclusive HCV license to Glaxo Wellcome, Semi-exclusive HCV license to Abbott & Bayer, PCR to Roche;" and "Product Licenses: HBV vaccine to Merck, Insulin to Novo Nordisk."

SLIDE 18

This slide, titled "Research & Development," shows pictures of various products, beakers, petri dishes and scientific equipment.


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SLIDE 19

This slide, titled "Research & Development Pipeline," contains a graph on which the column headings are "Preclinical," "Phase I," "Phase II" and "Phase III/IV." The first row is labeled "Infection," and has under "Preclinical" the text "HBV NAT assay, Vaccines: HIV, HCV, Men B, H.pylori, Small molecules: HCCV, PA 1806, 824;" has under "Phase I" the text "MIV-150 (HIV); TIGRIS-TM-; TOBI-Registered Trademark- for ventilator associated pneumonia; TOBI-Registered Trademark-NextGen;" has under "Phase II" the text "TOBI-Registered Trademark- for severe bronchiectasis, TOBI-Registered Trademark- for lung transplant, HBV Immunotherapy;" and has under "Phase III/IV" the text "TOBI-Registered Trademark- (CF), Menjugate-TM- Infant (UK), Proleukin (HIV), TFPI (Sepsis), HAV (Europe), eSAS Procleix-TM-." The second row is labeled "Cancer," and has under "Preclinical" the text "VEGFr Inhhibitor, Antibodies, Immuno Regulator, Anti-CD40;" has under "Phase I" the text "Angiozyme-TM-, Proleukin -NHL;" and has under "Phase II" and under "Phase III/IV" no text. The bottom row is labeled "Other Opportunities," and has under "Preclinical" the text "Anti angiogenesis compound, Diabetes small molecules;" has under "Phase I" the text "Factor VIII (Hemophilia);" has under "Phase II" the text "FGF (CAD), FGF (PAD);" and has under "Phase III/IV" the text "Betaseron-Registered Trademark- (US-Secondary Prog.)."

SLIDE 20

This slide, titled "Chiron's Preclinical Development Engine," contains a graph on which the column headings are "Genomics," "Small Molecules" and "Recombinant Proteins." The first row is labeled "Infection," and has under "Genomics" the text "Pseudomonas aeruginosa, Men B, Men B/C combo;" has under "Small Molecules" the text "HCV, PA 1806, PA 824;" and has under "Recombinant Proteins" the text "HIV, HCV, H. pylori, HBV Immunotherapy." The second row is labeled "Cancer," and has under "Genomics" the text "Prostate cancer, Colorectal;" has under "Small Molecules" the text "VEGFr inhibitor;" and has under "Recombinant Proteins" the text "Anti-angiogenesis compound, Immuno-regulator, Antibodies." The third row is labeled "Other Opportunities," and has under "Genomics" no text; has under "Small Molecules" the text "GSK 3 - diabetes, Obesity;" and has under "Recombinant Proteins" the text "Anti CD-40."

SLIDE 21

This slide, titled "Chiron Financial Performance," shows a graph on which the left-hand side of the graph (y-axis) is labeled "Revenue $ in Millions" and shows the following tick marks: "$800, $600, $400, $200, $-;" the right-hand side of the graph (y-axis) is labeled "EPS" and shows the following tick marks: "$0.70; $0.60; $0.50; $0.40; $0.30; $0.20; $0.10; $-;" and the bottom of the graph (x-axis) is labeled "1997; 1998; 1999; and 2Q00." The graph shows a 1997 revenue approaching $600 million, a 1998 revenue of approximately $750 million, a 1999 revenue approaching $800 million and a second quarter of 2000 revenue topping $400 million. The graph shows yearly 1997 EPS of under $0.30, yearly 1998 EPS between $0.50 and $0.40, and yearly 1999 EPS of approximately $0.60. The graph shows quarterly 1998 EPS between $0.10 and $-, quarterly 1999 EPS of approximately $0.10 and quarterly 2000 EPS approaching $0.30.


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SLIDE 22

This slide, titled "Milestones 2000," shows a number of headings with text underneath them. Under the heading "Biopharmaceuticals," there appears the text "-> 20% Proleukin-Registered Trademark- growth; -> Betaseron-Registered Trademark- SP approval; -> TOBI-Registered Trademark- launch in Europe; ->Resume PDGF sales." Under the heading "Blood Testing," there appears the text "-> File for eSAS Procleix-TM- approval; -> HBV assay; -> Triple TMA sites; ->File IND on TIGRIS." Under the heading "R&D," there appears the text "-> 50% enrollment SILCAAT; -> Publish PA genome; -> TFPI Phase III initiated; -> HBV Phase II initiated; Go/no-go: -> FGF-CAD; -> IGF-OA;-> FGF-PAD; Early Stage Programs: -> FVIII, Angiozyme-TM- - Phase I/II; -> Two new clinical programs; ->File IND for PA - 1806." Under the heading "Vaccines," there appears the text "-> Men C approval/launch; -> Fluad-TM-approval; -> Men B publication." Printed in the lower right hand portio nof the slide are the numbers "$0.78 -> $0.80 -$0.85 EPS."

SLIDE 23

This slide, titled "What does this mean for me?" contains the logos of each of Chiron and PathoGenesis and the text "A Global Player in Anti-Infectives." The following text appears organized into bullet points: "It is a good business proposition; The organizations are complementary; We have similar, competitive employee programs; Chiron operates in multiple sites."

SLIDE 24

This slide, titled "Chiron's Strategic Imperatives," contains the following text organized into bullet points: "CHIRON:" "Maximize Current Products; Move the Pipeline; Invest Externally; Build New Opportunities; Develop World Class People, Systems and Processes; Deliver Financial Results."

SLIDE 25

This slide, titled "Organization," contains the following text organized into bullet points: "PathoGenesis functions will be aligned with parallel Chiron functions; Joint teams will develop the organizational alignments; Some roles may be modified: Not necessarily location and Not necessarily lesser in overall responsibility; Unnecessary duplication of function may require changes."

SLIDE 26

This slide, titled "Will my job change?" contains the following text organized into bullet points: "Most likely not; Certainly not until after the close of the transaction; Over time, there may be changes, clarifications, or additions to your job...just as in any dynamic company."


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SLIDE 27

This slide, titled "What will happen to my benefits?" contains the following text: "Benefits: Chiron's and PathoGenesis's programs are very similar and competitive; We expect to merge programs in 2001;" and "Details: HR from both companies will work out details and visit major locations before mid-September to give details."

SLIDE 28

This slide, titled "What if my job is eliminated?" contains the following text: "Severance: Chiron has a severance plan; PathoGenesis service will count as service with Chiron." "Alternatives: We will look for job alternatives."

SLIDE 29

This slide, titled "Commitment to Communication," contains the following text organized into bullet points: "Merger integration teams will have representatives of both sides and involve key line executives; Communications will come out at least every 2 weeks until transaction close and more frequently when we have information; We will set up an email address where employees can submit questions; Decisions will be communicated as rapidly as possible, via established channels or through your manager if it affects an individual."

SLIDE 30

This slide, titled "Priorities," contains the following text organized into bullet points: "Stay focused on your job; Remember that we are not one company yet; Your manager may give you direction on what to share or not; Keep benefit questions until we come back in mid-September with full information."

SLIDE 31

This slide contains the text "Chiron - Science for Life" accompanied by a Chiron logo, and the text "Chiron: Science, Productions, People,"
"www.chiron.com" and "NASDAQ: CHIR."

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PATHOGENESIS SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT
REGARDING THE ACQUISITION OF PATHOGENESIS REFERENCED IN THIS PRESENTATION, WHICH WILL BE FILED BY CHIRON AND PICARD ACQUISITION CORP. WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT WHICH WILL BE FILED BY PATHOGENESIS WITH THE COMMISSION. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THIS OFFER. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF PATHOGENESIS AT NO EXPENSE TO THEM. THESE DOCUMENTS ALSO WILL BE AVAILABLE AT NO CHARGE AT THE SEC'S WEB SITE, WWW.SEC.GOV. THIS PRESENTATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES OF PATHOGENESIS. THE TENDER OFFER WILL BE MADE SOLELY BY AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL TO BE DISSEMINATED UPON THE COMMENCEMENT OF THE TENDER OFFER.


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